Exhibit 10.16

PROMISSORY NOTE

Date of Issuance: March 31, 2025	US$120,000

FOR VALUE RECEIVED, Elite Express Holding Inc., a Delaware corporation (the “Borrower”), hereby promises to pay Huan Liu (the “Lender”), the principal sum of up to US$120,000, or such lesser amount as may be advanced from time to time hereunder and remains outstanding, in accordance with the terms and conditions set forth in this Promissory Note (this “Note”).

1.	Advances. The Borrower may request disbursements of all or part of the principal amount, and the Lender may disburse such funds in one or more installments up to the aggregate amount of US$120,000. Reborrowing shall be permitted following repayment, provided the total outstanding principal amount does not exceed US$120,000 at any time.
2.	Payment. All payments shall be made in lawful money of the United States of America to such account as the Lender may designate from time to time upon demand by the Lender. Upon written demand by the Lender, the Borrower shall promptly repay the outstanding principal. Payment shall be made without set-off or counterclaim and without any deduction of withholding except as required by law. The Borrower may, at its sole discretion, prepay any amount outstanding under this Note at any time without premium or penalty.
3.	Security. This Note is a general unsecured obligation of the Borrower. The obligations of the Borrower under this Note shall rank equally with all other unsecured and unsubordinated obligations of the Borrower.
4.	Interest-Free. This Note shall be non-interest bearing. No interest shall accrue or be payable on any amount outstanding under this Note.
5.	Use of Proceeds. The proceeds of this Note may be used by the Borrower for general corporate purposes, including but not limited to working capital, investments, acquisitions, and other lawful business purposes as determined by the Borrower.
6.	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however that the Borrower may not assign its obligations under this Note without the consent of the Lender.
7.	Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

8.	Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
9.	Governing Law and Jurisdiction. This Note shall be governed by and construed under the laws of the State of California without regard to any conflicts of law principles. Any disputes arising out of or in connection with this Note shall be subject to the exclusive jurisdiction of the courts of the State of California.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its representative, thereunto duly authorized as of the date first above written.

Borrower:

Elite Express Holding Inc.

By:	/s/ Yidan Chen
Name: Yidan Chen
Title: Chief Executive Officer